                                                                Exhibit 11


                  COMPUTATION OF PRO FORMA PER SHARE EARNINGS


                                                                              Six Months Ended
                                           Year Ended December 31,                June 30,
                                           -----------------------          --------------------
                                             1994           1995            1995            1996
                                             ----           ----            ----            ----
                                                (Unaudited)                     (Unaudited)
The computation of per share
  earning is as follows:
Pro forma net income.............         $1,541,000      $1,599,000      $1,103,000      $1,450,000
                                          ==========      ==========      ==========      ==========
Pro forma weighted average number
  of shares outstanding..........          3,630,578       3,630,578       3,630,578       3,630,578

Weighted average number of
  equivalent shares outstanding
  through exerciseable warrants
  and stock options..............            160,102         160,102         160,102         160,102
                                          ----------      ----------      ----------      ----------
Total weighted average number
  of shares and common
  equivalent shares
  outstanding....................          3,790,680       3,790,680       3,790,680       3,790,680
                                          ==========      ==========      ==========      ==========
Net income (loss) per share......               $.41            $.42            $.29            $.38
                                          ==========      ==========      ==========      ==========